EXHIBIT 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT is made and entered into as of March 31, 2011 by and between MEPT Commerce Park Tualatin II and III LLC, a Delaware limited liability company (the “Landlord”), and Bioject Medical Technologies, Inc., an Oregon corporation (the “Tenant”). All capitalized terms not defined herein shall have the meanings given to them in the Lease (defined below).

RECITALS

A. Landlord and Tenant are parties to that certain Lease dated October 24, 2003, as amended by that certain First Amendment to Lease dated December 2003, a Second Amendment to Lease dated November 18, 2008, a Third Amendment to Lease dated March 25, 2009, and a Fourth Amendment Dated June 30, 2009 (collectively, the “Lease”), for certain Premises containing approximately 40,572 square feet (the “Premises”) within Building H of the project commonly known as Tualatin Corporate Center (the “Project”). The Premises is more particularly described in the Lease.

B. Tenant desires to extend the repayment period for the Partial Abatement (defined in the Second Amendment), Partial Abatement II (defined in the Third Amendment) and Partial Abatement III (defined in the Fourth Amendment) (collectively, the “Rent Abatements”). Landlord desires to accommodate Tenant’s request on the terms and conditions set forth below.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Lease as follows:

1. Repayment Schedule for Rent Abatements. As of March 31, 2011, the outstanding balance owing by the Tenant for the Rent Abatements is $122,540.84. On or before the 1st day of each month, Tenant shall commence repaying the Rent Abatements, plus accrued interest at the rate of 9% per annum, compounded monthly, in accordance with the following schedule:

Repayment Period	Monthly Installment

April 1, 2011 – March 31, 2012	$2,000.00
April 1, 2012 – December 31, 2014	$3,741.65

The monthly installments in repayment of the Rent Abatements are in addition to Base Rent and all other sums due under the Lease by Tenant. In the event that the Lease terminates prior to the repayment of the Rent Abatements, the entire outstanding balance (plus accrued interest) shall immediately become due and payable by Tenant.

2. Non-Waiver. The modification of the repayment terms for the Rent Abatements shall not be deemed a waiver by Landlord of its right to demand the prompt payment of Base Rent and other sums due under the Lease now or in the future. Furthermore, the failure of the Tenant to comply with the terms of this Amendment or to pay the monthly installment of the Rent Abatements as provided above when due shall be a default and Landlord shall be entitled to pursue all of its remedies under the Lease for non-payment of Rent.

3. Full Force and Effect. The terms and conditions of the Lease, as modified by this Amendment, shall remain in full force and effect are hereby ratified and affirmed.

DATED as of the date first above written.

LANDLORD:		TENANT:

MEPT Commerce Park Tualatin II and III LLC, a Delaware limited liability company		BIOJECT MEDICAL TECHNOLOGIES, INC., an Oregon corporation

By: MEPT Edgemoor REIT LLC, a Delaware limited liability company, its Manager		By: Name: Its:	/s/ Ralph Makar Ralph Makar President and Chief Executive Officer
By:	Bentall Kennedy (U.S.) LP, its Authorized Signatory

By:	Bentall Kennedy (U.S.) G.P. LLC, its General Partner

By:	/s/ Michael R. McCormick Michael R. McCormick Senior Vice President
Date:	March 31, 2011

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